Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Anixa Biosciences, Inc. (the “Company”) of our report dated January 7, 2021 relating to our audits of the Company’s consolidated financial statements as of October 31, 2020 and 2019, and for each of the years ended October 31, 2020 and 2019, included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2020. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California

January 7, 2021